Exhibit 10.2

RETIREMENT AND CONSULTING AGREEMENT

This Retirement and Consulting Agreement (this “Agreement”) is entered into by and among Jolanta Bott (“Ms. Bott”), Paramount Group, Inc. (the “Company”), Paramount Group Management LP (the “Employer”) and Paramount Group Operating Partnership LP (the “Operating Partnership” and, together with the Company and the Employer, “Paramount”).  Ms. Bott and Paramount are together referred to as the “Parties.”  This Agreement is effective as of the Effective Date, as defined below.

WHEREAS, Ms. Bott has been employed by Paramount; and

WHEREAS, Ms. Bott has retired from her employment with Paramount effective on June 30, 2018;

NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration as hereinafter recited, the receipt and adequacy of which is hereby acknowledged, it is accordingly agreed as follows:

1.Retirement.  Ms. Bott hereby confirms her resignation from employment with Paramount and from any and all offices, positions and directorships that she holds with Paramount or any affiliated entity effective on June 30, 2018 (the “Retirement Date”) and she agrees to sign any documentation that Paramount may reasonably request to confirm such resignations.

2.Consulting Services.  Effective for the six-month period of July 1, 2018 to December 31, 2018 (the “Consulting Period”), Ms. Bott shall provide transitional consulting services (“Consulting Services”) to Paramount.  Ms. Bott shall provide Consulting Services at reasonable times as requested by the Chairman, President and Chief Executive Officer of the Company; provided that she shall not be required to perform more than twenty (20) hours of Consulting Services in any calendar month.  Subject to Ms. Bott’s continued availability to perform Consulting Services and her use of commercially reasonable efforts to perform requested Consulting Services, the Company shall pay Ms. Bott $33,333.00 for each month during the Consulting Period (the “Consulting Fees”), with such Consulting Fee payment due no later than thirty (30) days after the end of each month.  Ms. Bott acknowledges that she shall be an independent contractor for all purposes at all times during the Consulting Period.  Paramount acknowledges that it shall not retain a right to control the manner in which Ms. Bott shall perform Consulting Services.  The Parties therefore agree that the Consulting Fees shall be treated for tax purposes as Form 1099 income and shall not be reduced by tax-related deductions and withholdings.  Ms. Bott acknowledges that her performance of Consulting Services pursuant to this Paragraph 2 shall not be considered to constitute the continuation of her employment or Continuous Service (as defined in the Equity Documents) to Paramount or any of its affiliates for purposes of any of the terms of any equity award agreements governing equity awards granted by Paramount to Ms. Bott and The Paramount Group, Inc. 2014 Equity Incentive Plan (collectively, the “Equity Documents”). Unless otherwise mutually agreed, Ms. Bott may perform such Consulting Services at a location or locations of her choosing outside of the Company’s offices.  Ms. Bott shall continue to be covered by Paramount’s indemnification agreement as if she remained employed by the Company during the Consulting Period. Ms. Bott shall not be prohibited from seeking or obtaining other employment during the Consulting Period.  Ms. Bott may terminate the Consulting Period at any time upon seven (7) days’ written notice to the Company. Notwithstanding anything to the contrary above, Ms. Bott shall not be obligated to perform any Consulting Services until after the Effective Date, as defined below.  For the avoidance of doubt, neither the Consulting Fees nor the end date of the Consulting Period shall be affected if the Effective Date is after July 1, 2018.

3.Noncompetition and Noninterference.  As part of the consideration for the terms of Paragraph 2, to which Ms. Bott acknowledges she is otherwise not entitled, and to assist in preserving the confidentiality of Confidential Information as defined below and goodwill of Paramount that Ms. Bott was responsible for developing, Ms. Bott shall not, without the prior written consent of Paramount, at any time during the period from the Effective Date until the date six (6) months after the Retirement Date, directly or indirectly:

(a)

engage, participate or assist in, either individually or as an owner, partner, employee, consultant, director, officer, trustee, or agent of any business that engages or attempts to engage in, directly or indirectly, the acquisition, development, construction, operation, management, or leasing of any commercial real estate property in any of Paramount’s Markets as of the Retirement Date;

(b)	intentionally interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Paramount and any tenant, supplier, contractor or lender; or
(c)

call upon, compete for, solicit, divert, or take away, or attempt to divert or take away any of the tenants of Paramount, either for herself or for any other business, operation, corporation, partnership, association, agency, or other person or entity.

This Paragraph 3 shall not be interpreted to prevent Ms. Bott from owning up to two percent of the outstanding stock of a public company engaged in any business described in Paragraph 3(a) acquiring, holding or exercising voting rights associated with Minority Interest Passive Investments.

The following definitions apply to the terms used in this Paragraph 3:

“Market” means an area covering a 25 mile radius around (i) any property or land owned by the Company, the Operating Partnership, the Employer or any affiliate of any of the foregoing (each, a “Paramount Entity”) under development by any Paramount Entity or with respect to which any Paramount Entity has an agreement or option to acquire a property, development or land or (ii) any property or development for which any Paramount Entity provides third party development or management services; provided that for any such property, development or land located in New York City, no such radial area shall extend beyond New York City.

“Minority Interest Passive Investment” means an investment made through (i) the purchase of securities (including partnership interests) that represent a non‑controlling, minority interest in an entity or (ii) the lending of money, in either case with the purpose or intent of obtaining a return on such investment but without management by Ms. Bott of the property or business to which such investment directly or indirectly relates and without any business or strategic consultation by Ms. Bott with such entity.

4.Nondisparagement.

(a)

Ms. Bott agrees that she will not say or do anything to disparage or discredit any Paramount Entity or related person or to cause any disruption of business for any Paramount Entity or related person.  Paramount agrees that it shall direct its executive officers not to say or do anything to disparage or discredit Ms. Bott.  “Disparaging” remarks, comments or statements (whether written or oral) are those that impugn the character, honesty, integrity, morality or business acumen or abilities of any Paramount Entity or related person in connection with any aspect of the operation of any Paramount Entity’s business or Ms. Bott or that reflect badly on any Paramount Entity or Ms. Bott or cast any Paramount Entity or Ms. Bott in a negative light, as applicable; provided that disparaging remarks shall not include any remarks by Ms. Bott on or prior to the Retirement Date in response to an official inquiry from an executive officer of Paramount about Ms. Bott’s performance assessment of a Paramount employee.  This nondisparagement obligation shall not in any way affect Ms. Bott’s or any other person’s obligation to testify truthfully in any legal proceeding, to provide information in response to a request from a federal, state or local governmental agency or commission (a “Government Agency”) or to lawfully compete in a manner not in violation of this Agreement.

(b)

Paramount agrees that during their respective periods of employment or Board service with Paramount, its executive officers and the members of its Board of Directors shall not say or do anything to disparage or discredit Ms. Bott, subject to the same exceptions set forth in Paragraph 4(a), above.

5.Confidential Information.  Ms. Bott understands and agrees that her employment has created and will continue to create during the remainder of her employment a relationship of confidence and trust between her and Paramount with respect to all Confidential Information (defined below).  At all times, both during and after her employment, Ms. Bott will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of Paramount, except as may be necessary in the ordinary course of performing Ms. Bott’s duties to Paramount.  As used in this Agreement, “Confidential Information” means information belonging to any Paramount Entity which is of value to such Paramount Entity in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to any Paramount Entity.  Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know‑how; software; market or sales information or plans; tenant lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of any Paramount Entity.  Confidential Information includes information developed by Ms. Bott in the course of Ms. Bott’s employment by Paramount, as well as other information to which Ms. Bott may have access in connection with Ms. Bott’s employment.  Confidential Information also includes the confidential information of others with which any Paramount Entity has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Ms. Bott’s obligations under this Paragraph 5.  In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, Ms. Bott shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, nothing in this Agreement shall be interpreted or applied to prohibit Ms. Bott from making any good faith report to any Government Agency concerning any acts or omissions that Ms. Bott may believe to constitute a possible violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation.

6.Return of Property.  Ms. Bott acknowledges that all documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Ms. Bott by any Paramount Entity or are produced by Ms. Bott in connection with her employment will be and remain the sole property of such Paramount Entity.  Ms. Bott agrees to return to Paramount all such materials and property as and when requested by Paramount, but in any event no later than the Retirement Date.  Ms. Bott agrees to not retain any such material or property or any copies thereof after the Retirement Date.

7.Nonsolicitation.  Ms. Bott agrees that for a period of twelve (12) months following the Retirement Date, she shall not, without the prior written consent of Paramount, directly or indirectly solicit, hire or assist any employer to hire any of the employees of any Paramount Entity, either for herself or for any other business, operation, corporation, partnership, association, agency or other person or entity, or take any other action either to encourage any of such employees to leave employment with any such Paramount Entity or otherwise to interfere with any such employment relationship.

8.Litigation and Regulatory Cooperation.  From and after the Effective Date, Ms. Bott shall cooperate fully with any Paramount Entity in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of any such Paramount Entity which relate to events or occurrences that transpired while Ms. Bott was employed by Paramount.  Ms. Bott’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of any such Paramount Entity at mutually convenient times.  From and after the Effective Date, Ms. Bott also shall cooperate fully with any Paramount Entity in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Ms. Bott was employed by Paramount.  Paramount shall reimburse Ms. Bott for any reasonable out‑of‑pocket expenses incurred in connection with Ms. Bott’s performance of obligations pursuant to this Paragraph 8.  In addition, for all time that Ms. Bott reasonably expends after the Retirement Date cooperating with Paramount pursuant to this Paragraph 8, Paramount shall compensate Ms. Bott at a per hour rate to be determined by Paramount based upon the hourly equivalent of the annual base salary Paramount was paying Ms. Bott immediately prior to the Retirement Date based upon 2,080 hours per year; provided that Ms. Bott’s right to such compensation shall not apply to time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials.  For the avoidance of doubt, Ms. Bott’s availability and/or performance of services pursuant to this Paragraph 8 beyond the Retirement Date shall not be considered to constitute the continuation of her employment or Continuous Service (as defined in the Equity Documents) to any Paramount Entity for purposes of any of the Equity Documents.

9.Remedies Upon Breach.  If Ms. Bott materially breaches any of her obligations under Paragraphs 3 through 8 of this Agreement, in addition to any other legal or equitable remedies it may have for such breach, Paramount shall have the right to immediately terminate the Consulting Period and cease payment of the Consulting Fees.  Paramount’s election to exercise its rights under this Paragraph 9 shall not affect Ms. Bott’s continuing obligations under this Agreement other than the obligation to continue providing Consulting Services.  If Paramount believes that Ms. Bott has materially breached any of her obligations set forth in Paragraphs 3 through 8, Paramount shall provide Ms. Bott with written notice of such material breach and provide Ms. Bott a period of ten (10) days to cure her breach (to the extent curable) prior to exercising its rights under this Paragraph 9, provided that Paramount shall have no payment obligation during the cure period.  Paramount represents that, to its knowledge, no such breach had occurred as of the date Paramount signed this Agreement.

10.Release.  As part of further consideration for the terms of Paragraph 2 of this Agreement, to which Ms. Bott acknowledges that she is otherwise not entitled, Ms. Bott, for herself, her heirs, her estate, executors, administrators, legal representatives, successors and assigns, releases and forever discharges the Company, the Operating Partnership and the Employer, their respective subsidiaries and affiliated companies and entities, predecessors, successors, and assigns, and, in their respective capacities as such, their respective shareholders, members, officers, directors, employees and agents (hereinafter collectively referred to as the “Released Parties”), of and from any and all manner of actions, causes of actions, claims, debts, dues, distributions, accounts, bonds, covenants, contracts, agreements and compensation, and demands of every name and nature, whether at law, in equity, in contract or in tort, based upon public policy, under statute or at common law, whether now known or unknown, which Ms. Bott ever had, now has or hereafter may have, or which Ms. Bott’s heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of their relationship to the date of this Agreement (the “Claims”), including without limitation any Claims arising from, or in any way relating to, Ms. Bott’s employment relationship with Paramount and/or the termination of Ms. Bott’s employment with Paramount.  The Claims subject to this release include, but are not limited to, any and all actions in tort, contract and alleged discrimination of any kind and/or causes of action arising under any federal, state or local law, statute, regulation, or ordinance, including but not limited to all rights and claims under Title VII of the Civil Rights Act, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA”), as amended, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the New York Executive Law, the New York City Human Rights Law, the New York State Human Rights Law, the Administrative Code of the City of New York, New York Labor Law, and any rights or claims for attorneys’ fees or costs under these acts or any other federal, state or local law.  This Paragraph 10 shall not release any claims related to or affect Ms. Bott’s (i) vested rights under Paramount’s Section 401(k) plan, the Equity Documents or any other applicable plan or program in which Ms. Bott has accrued vested benefits or entitlements, (ii) rights under this Agreement, (iii) rights as a stockholder of the Company, (iv) rights to be covered under applicable indemnification agreements and policies and under applicable directors and officers liability insurance for acts or omissions while serving as an executive or officer of Paramount and any of its affiliates and (v) rights with respect to any Claims that may not be released under applicable law.

11.Waiver.  Ms. Bott acknowledges that she understands that by signing this Agreement, she will have waived any right she may have to recover in a lawsuit against any of the Released Parties based on any actions or omissions made by any such Released Party, including, but not limited to, Claims which in any way arise from or relate to Ms. Bott’s employment relationship with Paramount up to the date of the signing of this Agreement and the termination of her employment with Paramount. Ms. Bott further acknowledges that she understands that by signing this Agreement, she is waiving the right to recover money or other relief in any action she might institute.  If Ms. Bott files any charge or complaint with any federal, state or local governmental agency or commission (“Government Agency”) and if the Government Agency pursues any claim on Ms. Bott’s behalf, or if any other third party pursues any claim on Ms. Bott’s behalf, Ms. Bott waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right Ms. Bott may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

12.No Assignment of Claims. Ms. Bott hereto warrants, represents and agrees that she has not assigned or transferred, or purported to assign or transfer, to any person or entity, any Claims.

13.Time to Consider Agreement; Effective Date.  Ms. Bott understands and acknowledges that she has been given the opportunity to consider this Agreement for twenty-one (21) days from the tender of this Agreement to her before signing it (the “Consideration Period”).  To accept this Agreement, Ms. Bott must return a signed original or a signed PDF copy of this Agreement so that it is received by Gage Johnson, Senior Vice President, General Counsel and Secretary, at or before the expiration of the Consideration Period.  If Ms. Bott signs this Agreement before the end of the Consideration Period, Ms. Bott acknowledges by signing this Agreement that such decision was entirely voluntary and that she had the opportunity to consider this Agreement for the entire Consideration Period.  For the period of seven (7) days from the date when Ms. Bott signs this Agreement (the “Revocation Period”), Ms. Bott has the right to revoke this Agreement by written notice to Mr. Johnson.  For such a revocation to be effective, it must be delivered so that it is received by Mr. Johnson at or before the expiration of the Revocation Period.  This Agreement shall not become effective or enforceable during the Revocation Period.  This Agreement shall become effective on the first business day following the expiration of the Revocation Period (the “Effective Date”).

14.Nonadmission of Liability.  The Parties agree that the consideration exchanged herein, as well as the negotiation and execution of this Agreement, do not constitute and shall not be deemed an admission of liability, wrongdoing or inappropriate or unlawful conduct by Paramount or by Ms. Bott. Ms. Bott understands that nothing in this Agreement shall constitute or be construed as an admission of any liability by Paramount.

15.Notice to Consult Attorney.  Paramount has advised Ms. Bott, in writing, to consult with an attorney prior to executing this Agreement and hereby reiterates that Ms. Bott is advised to consult with an attorney prior to executing this Agreement.

16.Acknowledgment Regarding Execution of Agreement.  Ms. Bott acknowledges that she has carefully read and fully understands all the provisions of this Agreement.  Ms. Bott further acknowledges that Paramount has urged her to seek legal counsel in regard to the terms and conditions of this Agreement.  Ms. Bott acknowledges and warrants that she has reviewed this Agreement and has had the opportunity to consult with an attorney, and fully and completely understands and accepts the terms, conditions, nature and legal effect of this Agreement.  Ms. Bott warrants that she enters into this Agreement knowingly, freely and voluntarily and that her agreement hereto has not been the result of coercion or duress.

17.Governing Law; Jurisdiction.  This Agreement is made and entered into in the State of New York and shall in all respects be interpreted, enforced and governed under the laws of the State of New York, without regard to conflicts of laws principles or choice of law provisions that would cause the application of the law of any other jurisdiction. It is the intention of the Parties that the laws of the State of New York shall govern the validity of this Agreement, the construction of its terms, the interpretation of the rights and duties of the Parties, and its enforcement. The Parties hereby consent to the jurisdiction of the state and federal courts situated in New York, New York.  Accordingly, with respect to any such court action, Ms. Bott (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

18.Entire Agreement.  This Agreement constitutes a single, integrated written contract expressing the entire agreement between Ms. Bott and any and all of the other Parties and cannot be modified in any way except by written modification executed by both Parties. This Agreement supersedes any previous agreements or understandings between Ms. Bott and any and all of the other Parties, except for the Equity Documents and any other obligations specifically preserved in this Agreement.

19.Severability.  If any provision of this Agreement is declared invalid or otherwise unenforceable, the other provisions herein shall remain in full force and effect and shall be construed in a fashion to effectuate the purpose and intent of this Agreement.

20.Binding Nature of Agreement.  The Parties agree that this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective successors, heirs, personal representatives and assigns.

21.Authority to Enter Agreement.  Each individual signing this Agreement, whether signing individually or on behalf of any person or entity, represents and warrants that she or she has full authority to so execute the Agreement on behalf of the party on whose behalf she or she so signs. Each Party separately acknowledges and represents that this representation and warranty is an essential and material provision of this Agreement and shall survive execution of this Agreement.

22.Retention of Certain Documents.  Notwithstanding anything in this Agreement to the contrary, Ms. Bott shall be permitted to retain any documents related to her compensation or reasonably necessary for tax preparation purposes.

23.Counterparts.  The Parties agree that this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24.Interpretation.  The Parties agree that for the purposes of construing or interpreting this Agreement, this Agreement shall be deemed to have been drafted equally by both Parties hereto.  The Parties further agree that headings in each Paragraph of this Agreement are for convenience and reference only and will not affect the construction or interpretation of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereunto execute this Agreement as of the Effective Date.

JOLANTA BOTT /s/ Jolanta Bott Jolanta Bott

PARAMOUNT GROUP, INC.

By: /s/ Wilbur Paes

Name: Wilbur Paes

Title: Executive Vice President, CFO and Treasurer

Paramount GROUP MANAGEMENT LP, a Delaware limited partnership

By:  Paramount Group Management GP LLC, its General Partner

By:  Paramount Group Operating Partnership LP, its Sole Member

By:  Paramount Group, Inc., its General Partner

By: /s/ Wilbur Paes                                           Name: Wilbur Paes

Title: Executive Vice President, CFO and Treasurer

PARAMOUNT GROUP OPERATING PARTNERSHIP LP, a Delaware limited partnership

By:  Paramount Group, Inc., its General Partner

By: /s/ Wilbur Paes

name: Wilbur Paes

      title: Executive Vice President, CFO

      and Treasurer

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